Exhibit 4.22

Between

Puccini International Limited

and

Fan Tai

Exclusive Share Option Agreement

relating to

Beijing Leitingwuji Nework Technology Company Limited.

Dated December 13 2004

Exclusive Share Option Agreement

THIS OPTION AGREEMENT (this “Agreement”) dated                      is entered into by and among:

1.	Puccini International Limited, a limited liability company incorporated and existing under the laws of Cayman Islands with its registered address at Scotia Centre, 4th Floor, P.O.Box 2804, George Town, Grand Cayman, Cayman Islands (“Party A”);

2.	Fan Tai, a citizen of the People’s Republic of China (PRC), whose ID number is 110101710828457 with the address at No. 509, Door 1, New Building, No.11 East Luo Quan Bystreet, Dongcheng District, Beijing (“Party B”); and

3.	Beijing Leitingwuji Network Technology Company Limited, a limited liability company incorporated and existing under the laws of the PRC with its registered address at No. 422, Block A, No 12 Hong Da North Street, Yizhuang Economic Development District, Beijing (“Party C”).

In the Agreement, Party A, Party B and Party C shall be hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party B holds 20% of the equity interest in Party C;

2.	Party A and Party B entered into the Loan Agreement (the “Loan Agreement”) on [ ] 2004

3.	Party C and the Puccini Network Technology (Beijing) Co., Ltd., a wholly-owned subsidiary of Party A’s affiliate, entered into a series of agreements including Exclusive Technical and Consulting Services Agreement.

NOW THEREFORE, through friendly negotiations, the Parties reach the agreement as follows:

1.	Stock option and sale

1.1	Stock option grant

Party B hereby irrevocably grants to Party A an irrevocable right to purchase, in person or by a designated person/designated persons (“Designee”), the shares of Party C held by Party B in part or in whole at any time at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right hereinafter the “Stock Option”). No other persons shall be entitled to the Stock Option except Party A and its Designee(s). Party C hereby agrees the grant of Stock Option to Party A by Party C. The term “person” as mentioned hereof shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Steps of exercise of Stock Option

Party A shall comply with applicable laws and regulations of the PRC in the exercise of the Stop Option. When exercising the Stock Option, Party A shall deliver a written notice (the “Stock Option Notice”) to Party B which shall specify the following items:

(a)	The decision of Party A to exercise the Stock Option;

(b)	The number of shares that Party A intends to purchase from Party B (the “Option Shares”)

(c)	The date of purchase /the date of shares transfer

1.3	Stock Option price

Unless an appraisal is required in accordance with the laws, the purchase price of the Option Shares (the “Stock Option Price”) shall be equal to the actual capital contributions made by Party B with respect to the Option Shares.

1.4	Transfer of Option Shares

Each time when Party A exercises the Stock Option:

(a)	Party B shall require Party C to convene a shareholders meeting on a timely basis, on which a resolution of such Option Shares transfer from Party B to Party A and / or its Designee(s) shall be approved;

(b)	Party B shall enter into a share transfer contract with Party A or its Designee (if applicable) pursuant to the provisions of this Agreement and the Stock Option Notice;

(c)	The relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government approvals and permits and take all necessary actions to assign the valid title to the Option Shares, free from any encumbrance, to Party A and/or its Designee(s), and to cause Party A and/or its Designee(s) to become the registered holder(s) of such Option Shares. For the purpose of this Section and this Agreement, “encumbrance” shall include security, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership detention or other security arrangements and, for clarification purpose, shall not include any security interest provided by or arising from this Agreement or Party B’s Share Pledge Agreement. The “Party B’s Share Pledge Agreement” under this Section and this Agreement shall refer to the Share Pledge Agreement executed by and between Puccini Network Technology (Beijing) Co., Ltd. and Party B as of the same date hereof, pursuant to which Party B pledges all of his equity interest in Party C to Puccini Network Technology (Beijing) Co., Ltd. as the security for Party C’s performance of its obligations under the “Exclusive Technical and Consulting Services Agreement” executed by and between Party C and Puccini Network Technology (Beijing) Co., Ltd..

1.5	Payment

Whereas Party B have agreed in the Loan Agreement that any proceeds obtained by Party B through the transfer of its shares in Party C shall be used to repay the loans made by Party A pursuant to the Loan Agreement, Party A shall not need to pay the Stock Option Price to Party B when exercising the Shares Option.

2.	Covenants and undertakings relevant to the Option Shares

2.1	Covenants and undertakings by Party C

Party C hereby undertakes as follows:

(a)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not, by all means, supplement, change or modify its Article of Association, or increase or decrease its registered capital or change the shareholding restructure in any other way;

(b)	It shall maintain its due existence, manage its operation and deal with other matters prudentially and effectively in accordance with the good financial and commercial codes and practices;

(c)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not, as of the execution of this Agreement, sell, assign, pledge or dispose in any other way any legal or beneficial rights or interest in connection with its asset, business or income, or create any other security interest over the same ;

(d)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not occur, assume, guarantee for or permit the existence of any debt, except for the debt that (i) is incurred in the normal or daily business other than through a loan; or (ii) has already been disclosed to Party A where a written consent from Party A has been obtained;

(e)	It shall operate all of its businesses in the due course to maintain its asset value, and shall not conduct any action or non-action that may affect its operating performance and asset value;

(f)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not enter into any material agreements or contracts, except those entered into in the ordinary course of business (for the purpose of this paragraph, any Agreement with a value exceeding RMB 100,000 shall be deemed as a material agreement);

(g)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not provide any person with any loan or credit;

(h)	It shall provide Party A with the information in connection with its operating and financial performance as required by Party A;

(i)	It shall purchase and hold insurance policies from the insurance company accepted by Party A. The insured amount and category shall be the same with held by the companies with the similar business and assets or properties in the same district;

(j)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not acquire the equity of, invest in, merge or consolidate with any person;

(k)	It shall notify Party A immediately when any legal action, arbitration or administrative proceeding relating to its assets, operations and incomes occurs or is likely to occur;

(l)	For the purpose of maintaining valid titles to all of its assets, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(m)	Without the prior written consent of Party A, it shall not distribute in any way any bonus or dividends to its shareholders, however, it shall immediately allot all distributable profits to its shareholders on the request of Party A; and

(n)	At the request of Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall appoint any persons designated by Puccini Network Technology (Beijing) Co., Ltd as its directors.

2.2	Covenants and undertakings of Party B

Party B hereby undertakes the follows:

(a)	Without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall not, by all means, as of the execution of the Agreement, sell, assign, pledge or dispose in other way any legal or beneficial rights or interest in connection with its equity interest, or create any other security interest over the same;

(b)	It shall cause the shareholders’ meeting appointed by it, without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, not to approve any sale, assignment, transfer, pledge or disposal in any way of any legal or beneficial rights or interest in connection with its equity interest or create any other security interest over the same, except for the pledge on such equity interest provided in Party B’s Share Pledge Agreement;

(c)	It shall cause the shareholders’ meeting appointed by it, without the prior written consent of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, not to approve the acquisition of, investment in, merger or consolidation with any person;

(d)	It shall notify Party A immediately when any legal action, arbitration or administrative proceeding relating to its equity interest occurs or is likely to occur;

(e)	It shall cause the shareholders’ meeting appointed by it to approve the Option Shares transfer as set forth in this Agreement;

(f)	For the purpose of maintaining the ownership to its equity interest, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(g)	At the request of Party A or Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, it shall appoint any persons designated by Puccini Network Technology (Beijing) Co., Ltd. as Party C’s directors.

(h)	If requested by Party A from time to time, it shall unconditionally and promptly transfer all its equity interest to Party A or the representative(s) designated by Party A and shall waive the right of first refusal in connection with the equity interest transfer conducted by the other shareholders of Party C; and

(i)	It shall strictly comply with and perform the obligations of this Agreement or any other agreements entered into by Party A, Party B, Party C, jointly or respectively, with Puccini Network Technology (Beijing) Co., Ltd., an affiliated company of Party A in the PRC, without conducting any action or non-action which will materially affect the validity and enforceability of the above mentioned agreement.

3.	Representations and Warranties by Party B and Party C

Party B and Party C hereby represent and warrant to Party A, as of the execution date of this Agreement and each transfer date of the Option Shares, that:

(a)	They have the power and authority to execute and deliver this Agreement and any share transfer contracts to which they are the parties concerning the Option Shares to be transferred hereunder (each a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. The execution of this Agreement and the Transfer Contracts to which they are the parties shall constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

(b)	The execution and delivery under this Agreement or any Transfer Contracts, or any obligations under this Agreement or any Transfer Contracts shall not: (i) violate any applicable PRC laws; (ii) conflict with their respective articles of association, bylaws or other organizational documents; (iii) violate any contracts or instruments to which they are the parties or which are binding on them, or constitute any breach under any contracts or instruments to which they are the parties or which are binding on them; (iv) violate any grants, licenses or permits issued to either of them and /or any the conditions for the continuous validness of such grants, licenses or permits; or (v) impose additional conditions to, suspend or withdraw any licenses or permits issued to either of them;

(c)	Party B has a good and merchantable title to all of its assets without any encumbrance of security interest on the foregoing assets;

(d)	Party C does not have any outstanding debt, except for (i) the debt incurred in the ordinary course of business; or (ii) the debt already disclosed to Party A for which Party A’s written consent has been obtained;

(e)	Party C complies with all the laws and regulations relevant to the asset acquisition; and

(f)	There are no pending or possible litigation, arbitration or administrative proceedings relating to Party C, or the equity interest in Party C held by Party B, or the assets of Party C.

4.	Effective date

This Agreement shall take effect upon the date of execution of this Agreement and remain effective for a term of 10 years, which may be renewed for an additional 10 years at Party A’s discretion.

5.	Applicable laws and disputes resolution

5.1	Applicable laws

The execution, effectiveness, construction and performance of this Agreement and the disputes resolution hereunder shall be governed by PRC laws.

5.2	Disputes resolution

In the event of any dispute in connection with the construction and performance of the provisions of this Agreement, the Parties shall negotiate friendly to resolve such disputes. If the dispute can not be resolved within 30 days after any Party sends a written notice to request for friendly resolution, any Party may submit the relevant dispute to the China International Economics and Trade Arbitration Commission for resolution by arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be performed in Beijing. The award shall be final and binding on both Parties.

6.	Taxes and fees

Each Party shall pay and bear any transfer or registration taxes, expenses and fees incurred thereby or levied thereon in accordance with PRC laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, and the fulfillment of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

The notices or other correspondences given by any Party shall be written in Chinese, and shall be sent to the following addresses or other designated addresses notified from time to time by courier delivery, mail or facsimile. The date when such notice shall be deemed as being actually served shall be determined as follows: (a) if a notice is sent by a courier, it shall be deemed actually served on the delivery date; (b) if a notice is sent by mail, on the tenth day (as indicated by the postmark) after the notice is sent by a registered postage-prepaid air mail, or on the fourth day after the notice is given to an international-recognized express courier, it shall be deemed actually served; and (c) if a notice is sent by facsimile, the time of receipt shown on the transmission confirming sheet of the documents shall be deemed as the time of actual service.

Party A: Puccini International Limited

Address: The 48/F, The Center, 99 Queen’s Road Central, Hong Kong

Addressee: the secretary of the company

Facsimile: 852-2189 7446

Party B: Fan Tai

Address: No.11-1-509, East Luo Quan Bystreet, Dongcheng District, Beijing

Party C: Beijing Lei Ting Wu Ji Network Technology Co., Ltd

Address: No.12-A-422 Hong Da North Street, Yizhuang Economic Development District, Beijing

Facsimile: 86-10-85181160

8.	Confidentiality

The Parties acknowledge and confirm that all the oral or written information in connection with this Agreement is the confidential information. Both Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent of the other party except that: (a) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the information recipient without the consent of the other party); (b) such information shall be disclosed to the public in accordance with the Hong Kong laws or the regulations or practices of the Hong Kong Stock Exchanges; or (c) such information need to be disclosed to the legal counsel or the financial advisor who shall bear the confidential obligations hereof, however, if the this Article is violated by the employees or the engaged third persons, it shall be deemed as violated by the Party who employs or engages such persons. The Parties agree that this article shall survive any termination of this Agreement.

9.	Further undertakings

The Parties agree to promptly execute documents that are reasonably required or positive thereto for the purposes of the implement of this Agreement, and to take further actions that are reasonably required or positive thereto for the purposes of the implement of this Agreement.

10.	Miscellaneous

10.1	Amendments, modification and supplements

It is required to execute a written agreement by all Parties for any amendments, modifications and supplements to this Agreement.

10.2	Compliance with laws and regulations

Each of the Parties shall ensure that the operations of each of the Parties are in compliance with all formally published and publicly available laws and regulations of China.

10.3	Entire Agreement

Except the written amendments, supplements or modifications made after the execution of this Agreement, this Agreement and the Annex I hereof, as the replacement of all previous oral or written negotiations, representations or contracts regarding the subject matter hereof, shall constitute the entire agreement entered into by and among the Parties hereto with respect to the subject matter hereof.

10.4	Headings

The headings of this Agreement are for convenience only and shall not be used to construct, illustrate or otherwise affect the meanings of the provisions hereof.

10.5	Languages

This Agreement is written in Chinese with 3 copies.

10.6	Severability

If any provision(s) of this Agreement is held to be invalid, illegal or unenforceable subject to any law or regulations, then such provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions. The Parties shall negotiate in good faith to strive to replace the invalid, illegal or unenforceable provisions by valid substitute provisions, the effect of which shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.7	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.8	Survival

(1)	Any obligations that occur or that are due upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

(2)	The provisions of Articles 5, 7 and 8 and this Clause 10.8 shall survive the termination of this Agreement.

10.9	Waivers

Each Party has the right to waive the terms and conditions of this Agreement, and such waiver shall be conducted in writing with the execution of Parties. The waiver made by a Party in some certain circumstances due to other Party’s default shall not deem as a waiver made by such Party in other circumstances due to any similar defaults.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: Puccini International Limited
Authorized representative:
Signed:
Seal:

Party B: Fan Tai
Signed:
Name: Fan Tai

Party C: Beijing Lei Ting Wu Ji Network Technology Co., Ltd.

Legal Representative:

Schedule to Exhibit 4.22

Pursuant to Rule 12b-31 under the Exchange Act of 1934, as amended, the following is a schedule of documents substantially identical in all material respects except as to the parties thereto, the dates of execution, or other material details from the document filed as Exhibit 4.22.

Exhibit 4.22 Filed

Agreement:	Share Option Agreement
Date:	December 13, 2004
Party A:	Puccini International Limited
Party B:	Fan Tai
Party C:	Beijing Lei Ting Wu Ji Network Technology Limited
Terms:	A share option for Party A to purchase Party B’s 20% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreements Substantially Identical to Exhibit 4.22 and Omitted

Agreement:	Share Option Agreement
Date:	September 26, 2003
Party A:	Lahiji Vale Limited
Party B:	Wang Lei Lei
Party C:	Beijing Lei Ting Wan Jun Network Technology Limited
Terms:	A share option for Party A to purchase Party B’s 20% equity interest in Party C for RMB900,000

Agreement:	Share Option Agreement
Date:	September 26, 2003
Party A:	Lahiji Vale Limited
Party B:	Wang Xiu Ling
Party C:	Beijing Lei Ting Wan Jun Network Technology Limited
Terms:	A share option for Party A to purchase Party B’s 80% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreement:	Share Option Agreement
Date:	September 26, 2003
Party A:	Advanced Internet Services
Party B:	Sheng Yong
Party C:	Shenzhen Freenet Information Technology Company Limited
Terms:	A share option for Party A to purchase Party B’s 30% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreement:	Share Option Agreement
Date:	November 19, 2003
Party A:	Puccini International Limited
Party B:	Wang Lei Lei
Party C:	Beijing Lei Ting Wu Ji Network Technology Limited
Terms:	A share option for Party A to purchase Party B’s 80% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreement:	Share Option Agreement
Date:	September 23, 2004
Party A:	Advanced Internet Services
Party B:	Du Ying Shuang
Party C:	Shenzhen Freenet Information Technology Company Limited
Terms:	A share option for Party A to purchase Party B’s 70% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreement:	Share Option Agreement
Date:	August 11, 2004
Party A:	Treasure Base Investments Limited
Party B:	Du Ying Shuang
Party C:	Beijing LingXun Interactive Science Technology and Development Company Limited
Terms:	A share option for Party A to purchase Party B’s 51% equity interest in Party C for RMB10,000,000.

Agreement:	Share Option Agreement
Date:	August 11, 2004
Party A:	Treasure Base Investments Limited
Party B:	Sheng Yong
Party C:	Beijing LingXun Interactive Science Technology and Development Company Limited
Terms:	A share option for Party A to purchase Party B’s 49% equity interest in Party C for RMB10,000,000.

Agreement:	Share Option Agreement
Date:	November 19, 2004
Party A:	Whole Win Investments Limited
Party B:	Liu Bing Hai
Party C:	Startone (Beijing) Information Technology Company Limited
Terms:	A share option for Party A to purchase Party B’s 51% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C

Agreement:	Share Option Agreement
Date:	November 19, 2004
Party A:	Whole Win Investments Limited
Party B:	Pu Dong Wan
Party C:	Startone (Beijing) Information Technology Company Limited
Terms:	A share option for Party A to purchase Party B’s 49% equity interest in Party C for an amount equivalent to the actual amount contributed by Party B into Party C